Exhibit 10.8

CONVEYANCE OF NET PROFITS OVERRIDING ROYALTY INTEREST

FROM

GULF COAST OIL CORPORATION

TO

VALENS U.S. SPV I, LLC

and

VALENS OFFSHORE SPV II, CORP.

DATED AS OF NOVEMBER 20, 2007

CONVEYANCE OF NET PROFITS OVERRIDING ROYALTY INTEREST

THIS CONVEYANCE OF NET PROFITS OVERRIDING ROYALTY INTEREST is dated as of November 20, 2007 (the “Conveyance”), and is from GULF COAST OIL CORPORATION, a Delaware corporation having as its address 5851 San Felipe, Suite 775, Houston, Texas 77057 (“WI Owner”), to VALENS U.S. SPV I, LLC, a Delaware limited liability company, and VALENS OFFSHORE SPV II, CORP., a Delaware corporation, both having as their address c/o Valens Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017 (collectively “Assignees”).

RECITALS:

WHEREAS, WI Owner owns certain oil and gas leasehold properties and other interests described more particularly herein; and

WHEREAS, pursuant to the terms of that certain Net Profits Interest Agreement dated of even date herewith, between WI Owner and Assignees (as such agreement may be amended from time to time, the “NPI Agreement”), WI Owner has agreed to sell and convey to Assignees the “Net Profits Interest” (as that term is defined hereinafter) to be discharged out of the production of “Hydrocarbons” (as that term is also defined hereinafter) from such oil and gas properties, in accordance with the terms and conditions set forth below.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:

ARTICLE I

CONVEYANCE

1.1           Grant and Habendum.

(a)           For and in consideration of TEN AND NO/100 DOLLARS ($10.00) cash and other good and valuable consideration in hand paid to WI Owner, the receipt and sufficiency of which are hereby acknowledged, WI Owner hereby GRANTS, BARGAINS, SELLS, CONVEYS, TRANSFERS, ASSIGNS, SETS OVER, AND DELIVERS unto Assignees, in the proportions of forty-three and seven tenths percent (43.7%) to Valens U.S. SPV I, LLC, and fifty-six and three tenths percent (56.3%) to Valens Offshore SPV II, Corp., effective as of the Effective Date and subject to the terms and conditions set forth hereinafter, a net profits overriding royalty interest (the “Net Profits Interest”) in and to all Subject Hydrocarbons if, as, and when produced, saved, and marketed equal to the Net Profits Percentage of the Net Profits attributable to the Subject Interests.

(b)           TO HAVE AND TO HOLD the Net Profits Interest unto Assignees, and Assignees’ respective successors and assigns, forever.

1.2           Calculation as Single Property.  For the purposes of this Conveyance, the Net Profits Interest shall be calculated and computed in respect and on the basis of the Subject Interests as a whole, and to that end, the Parties agree and stipulate that the Net Profits Interest shall apply to the Subject Interests in their entirety as one property, even though the Subject Interests may be comprised of multiple properties, as identified herein.

ARTICLE II

DEFINITIONS

In addition to the terms defined in the introductory paragraph and recitals of this Conveyance, the following terms shall have the meanings given to them when used in this Conveyance and the exhibits and schedules hereto:

“Affiliate” means, with respect to a Party, any person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“Alternate Zone Operations” means any of the following operations performed in the well bore of a Hydrocarbon well located on the Subject Interests after such well is completed and equipped for production for the purpose of establishing production from a subsurface interval different from that in which such well was originally completed.  Such operations include, without limitation, (a) deepening, (b) sidetracking, (c) plugging back, (d) completion and equipping for production (as those terms are used in the definition of the term “Drilling Operations” herein) following any of the foregoing operations, and (e) recompletion operations.  Alternate Zone Operations shall not include Drilling Operations, Reworking Operations, or Enhanced Recovery Operations.

“Business Day” means any day which is not a day on which national banking institutions in New York, New York are closed as authorized or required by law.

“Capital Costs” means the costs and expenses incurred in connection with all, or any, of the following types of operations:  (a) Drilling Operations; (b) Alternate Zone Operations; (c) Reworking Operations; (d) Enhanced Recovery Operations; and/or (e) the design, construction, and installation, or acquisition, of Processing, gathering, compression, dehydration, separation, treatment, transportation, marketing, and other facilities, regardless of whether such facilities serve, are located on or are appurtenant to, or relate in any way to the Subject Interests.

“Central Time” means Central Standard Time or Central Daylight Savings Time, as in effect in Houston, Texas, on the Day in question.

“Claims” means, any and all claims, demands, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, controversies, losses, judgments, damages, liabilities, costs, expenses, interest, penalties, taxes, fines, obligations, and deficiencies, including, without limitation, reasonable attorneys’ fees and other costs and expenses of the Party defending a claim incident to the investigation and defense of any claim that results in litigation or arbitration, or the settlement of any claim, or the enforcement by the Party receiving indemnification of the terms of such indemnity.

“COPAS Accounting Practices” means the accounting procedures and guidelines promulgated by the Council of Petroleum Accountants’ Societies (“COPAS”) and in effect from time to time under joint operating agreements or similar agreements in effect with respect to the Leases, or, if no COPAS accounting procedures or guidelines are in effect under any such agreement, the COPAS accounting procedures and guidelines set forth in the [1974] promulgated form of such accounting procedures and guidelines.

“Day” means each period of twenty-four (24) consecutive hours beginning and ending at 7:00 A.M., Central Time.  The reference date for any Day shall be the calendar date upon which the twenty-four (24) hour period commences.

“Default Rate” means, on any day, a per annum interest rate equal to (a) four percent (4%) plus (b) the prime rate as published in the “Money Rates” table of The Wall Street Journal for such Day, but in no event exceeding the maximum, non-usurious rate of interest permissible under applicable state and federal laws as in effect from time to time.  If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be used to determine the Default Rate.  If a prime rate is not published in The Wall Street Journal’s“Money Rates” table for any reason, Assignee will choose a substitute prime rate for purposes of calculating the interest rate applicable hereunder, which rate is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s“Money Rates” table.  If The Wall Street Journal is not published on any Day, the applicable prime rate for each such Day shall be the most recent prime rate published by The Wall Street Journal in its “Money Rates” table if published no more than three (3) Days prior to such date.

“Drilling Operations” means any of the following operations performed in or with respect to a Hydrocarbon well located on the Subject Interests:  (a) drilling; (b) logging, coring, and testing prior to a completion attempt; (c) deepening, sidetracking, or plugging back operations conducted prior to the completion of such well; (d) completion (including, without limitation, the of the setting of production casing and tubing, perforation, and the installation of wellhead facilities), and equipping for production (including, without limitation, the installation of pumping equipment, tanks, separators, flow lines, saltwater disposal equipment, and other production facilities); and/or (e) plugging and abandonment as a dry hole (including, without limitation, the restoration of the surface of the drill site premises).

“Due Date” shall have the meaning set forth in Section 3.8.

“Effective Date” means 7:00 A.M., Central Time, on the first Day of the Month following the first to occur of (a) the payment in full by WI Owner to Assignees of all amounts (including principal and accrued interest) owed by WI Owner under the terms of the Notes, or (b) the “Maturity Date” of the Notes (as such term is defined therein).

“Enhanced Recovery Operations” means all methods of supplementing natural forces and mechanisms of primary Hydrocarbon recovery or otherwise increasing ultimate recovery of Hydrocarbons from the Subject Interests, including, without limitation, water flooding, pressure maintenance, gas cycling, fluid injection, polymer flooding, chemical flooding, and similar operations.

“Environmental Laws” means (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which any Subject Interest is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“Farmout” means an arrangement whereby the owner of an interest in a Lease who does not desire to conduct Drilling Operations on the Lease or on any unit into which the Lease has been pooled or unitized agrees to assign its interest in the Lease, or some geographic and/or subsurface portion of it, to a co-owner of the Lease or unit in consideration of such co-owner’s agreement to drill one or more Hydrocarbon wells on the assigned portion of the Lease.  The assignor in such a transaction may or may not retain an overriding royalty, production payment, or other similar non-operating interest, or the right to exchange such non-operating interest for a leasehold interest in the Lease upon the assignee’s recoupment of the costs and expenses of its Drilling Operations.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Environmental Laws.

“Hydrocarbons” means, collectively, Oil and Produced Gas.

“Knowledge” means (a) knowledge of those matters of which a person is charged with constructive notice under applicable law, and (b) actual knowledge.

“Lease” means an oil and gas lease, fee mineral interest, royalty interest, or other interest described, referred to, or identified in Exhibit A, as to all lands and subsurface intervals covered thereby (or the applicable part or portion thereof, if specifically limited in depth and/or areal extent), together with, in the case of an oil and gas lease, any renewal or extension of such lease (as to all or any part or portion thereof), and any replacement lease taken upon or in anticipation of the expiration or termination of such lease (if executed and delivered during the term of or within one (1) year after the expiration of the predecessor lease), in each case as to all lands and subsurface intervals described in the predecessor lease (unless the predecessor lease is specifically limited in depth or areal extent, in which event only such portion of such lease shall be considered a renewal or extension or a replacement lease subject to this Conveyance); and “Leases” shall mean all such leases, fee mineral interests, royalty interests, and other interests and all such renewals and extensions and replacement leases.

“Lease Use Hydrocarbons” shall mean any Hydrocarbons which are unavoidably lost in the production thereof or used by WI Owner or the operator of any Lease or unit into which such Lease is pooled or unitized for drilling and production operations conducted prudently and in good faith for the purpose of producing Hydrocarbons from or allocable to such Lease (including, without limitation, Enhanced Recovery Operations), but only for so long as and to the extent such Hydrocarbons are so used.

“Month” means each period beginning at 7:00 A.M., Central Time, on the first Day of a calendar month and ending at 7:00 A.M., Central Time, on the first Day of the next succeeding calendar month.

“Net Profits” shall have the meaning set forth in Section 3.2.

“Net Profits Account” shall have the meaning set forth in Section 3.1.

“Net Profits Interest” means the net profits overriding royalty interest created pursuant to this Conveyance.

“Net Profits Percentage” means forty-nine percent (49%).

“Non-Consent Hydrocarbons” means Hydrocarbons produced from a Hydrocarbon well during the applicable period of recoupment or reimbursement pursuant to a Non-Consent Provision covering that well, which Hydrocarbons have been relinquished by the non-consenting party to the consenting or participating party under the terms of such Non-Consent Provision as the result of the election by the non-consenting party not to participate in the particular operation.

“Non-Consent Provision” means a contractual provision contained in a third-party operating agreement, unit agreement, contract for development, or other similar agreement which is a Permitted Encumbrance, which provision covers so-called “non-consent” operations or sole benefit operations and provides for relinquishment of production by non-consenting or non-participating parties during a period of recoupment or reimbursement of costs and expenses of the consenting or participating parties.

“Notes” mean, collectively, (a) the Secured Term Note dated of even date herewith, from WI Owner to Valens U.S. SPV I, LLC, in the original principal amount of $3,100,000.00, and (b) the Secured Term Note dated of even date herewith, from WI Owner to Valens Offshore SPV II, Corp., in the original principal amount of $4,000,000.00.

“Oil” means crude oil, distillate, and other associated liquid hydrocarbons, as such substances exist prior to Processing. For purposes of this Conveyance, the term “Oil” shall include condensate produced in association with Produced Gas.

“Parties” means, collectively, WI Owner and Assignee.

“Permitted Encumbrances” means the following:

(a)           the NPI Agreement and the agreements, contracts, and other documents described in conjunction with the description of the Leases on Exhibit A attached hereto (to the extent the same are valid and enforceable and burden the Subject Interests);

(b)           all royalties, overriding royalties, production payments, carried interests, net profits interests (other than the Net Profits Interest), and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to the Subject Interests that are in effect as of the date of execution of this Conveyance, to the extent that the foregoing, taken in the aggregate, (i) do not reduce WI Owner’s share of Hydrocarbons produced and saved from or attributable to each well or portion of the Subject Interests listed on Exhibit A to less than the undivided interest identified on Exhibit A as the “Net Revenue Interest” of WI Owner in such well or portion of the Subject Interests, and (ii) do not increase WI Owner’s share of the costs and expenses relating to the operation and development of any such well or portion of the Subject Interests to a share greater than the undivided interest identified on Exhibit A as WI Owner’s “Working Interest” in such well or portion of the Subject Interests;

(c)           the Senior Liens;

(d)          division orders;

(e)           liens for Taxes or assessments not yet delinquent;

(f)           materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business, to the extent the same secure amounts not yet due and payable or that are being contested in good faith by appropriate proceedings diligently conducted;

(g)          easements, rights-of-way, servitudes, permits, surface leases, and other rights pertaining to surface operations, to the extent the same do not materially interfere with operations on, or the operation, value, or use of any Subject Interest; and

(h)          other valid and enforceable encumbrances, contracts, agreements, obligations, defects, and irregularities affecting the Subject Interests which, taken in the aggregate and together with the matters identified in clauses (a) through (f) of this definition: (i) do not materially interfere with operations on, or the operation, value, or use of, any Subject Interest; (ii) do not prevent WI Owner from receiving any proceeds of any Subject Hydrocarbons; (iii) do not reduce the share of WI Owner of all Hydrocarbons produced and saved from or attributable to each well or portion of the Subject Interests listed on Exhibit A, and of the proceeds of such Hydrocarbon production, after giving effect to all valid royalties, overriding royalties, production payments, carried interests, net profits interests (other than the Net Profits Interest), and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to such well or portion of the Subject Interests, to a share less than the undivided interest identified on Exhibit A as WI Owner’s “Net Revenue Interest” in such well or portion of the Subject Interests; (iv) do not increase WI Owner’s share of the costs and expenses relating to the operation and development of any such well or portion of the Subject Interests to a share greater than the undivided interest identified on Exhibit A as WI Owner’s “Working Interest” in such well or portion of the Subject Interests; and (v) do not secure an obligation in respect of borrowed money.

“Permitted Environmental Expenses” means expenses incurred from and after the Effective Date in (a) complying with any applicable Environmental Law governing the normal operation of the Subject Interests as would a prudent operator in accordance with sound oilfield practices; and (b) the management as a prudent operator in accordance with sound oilfield practices of any Hazardous Substance generated during the normal operation of the Subject Interests from and after the Effective Date.

“Process” or “Processing” means to manufacture, fractionate, treat, absorb (other than by means of a gas recycling plant), compress (to the extent necessary to cause residue gas after processing to enter transportation facilities), or refine Hydrocarbons using equipment and facilities other than conventional wellhead-type equipment and facilities, such as dehydrators, field separators, heater-treaters, lease compression facilities utilized to cause Produced Gas to enter gathering or transportation facilities at or near the wellhead, and similar equipment.

“Produced Gas” means a mixture consisting primarily of methane but including other constituents (which may include natural gas liquids, other liquid or liquefiable hydrocarbon substances, and other impurities) that is recoverable through a well from an underground reservoir and that is in a gaseous state when its volume is measured at the wellhead, as such substances exist prior to Processing.  For purposes of this Conveyance, condensate produced in association with Produced Gas shall be treated as Oil.

“Reworking Operations” means operations performed in the well bore of a Hydrocarbon well located on the Subject Interests after such well is completed and equipped for production for the purpose of securing, restoring, or improving Hydrocarbon production in a subsurface interval that is then open to production in such well bore. Such operations include, without limitation, fracturing, refracturing, and other formation stimulation operations and recompletion operations conducted in the subsurface interval where such reworking operations were conducted after the conclusion of such operations, but shall not include routine repairs or well maintenance work or Drilling Operations, Alternate Zone Operations, or Enhanced Recovery Operations.

“Senior Liens” means the liens against and security interests in the Subject Interests granted by WI Owner and described more particularly on Exhibit B.

“Subject Hydrocarbons” means all Hydrocarbons produced from or attributable to the Subject Interests, after deducting therefrom all royalties, overriding royalties, production payments, net profits interests (other than the Net Profits Interest), and other burdens upon, measured by, or payable out of Hydrocarbon production from or attributable to the Subject Interests that are outstanding in third parties and reflected of record as of the date of execution of this Conveyance.  For purposes of this Conveyance, there shall be excluded from the calculation of the Subject Hydrocarbons (a) all Lease Use Hydrocarbons, (b) all Non-Consent Hydrocarbons owed by WI Owner, as the non-consenting party pursuant to a Non-Consent Provision, to the consenting or participating party(ies) under the terms of such Non-Consent Provision during the applicable period of recoupment or reimbursement, and (c) all Hydrocarbons (if any) produced from any lands or subsurface intervals covered by or included in the Leases and/or pooled therewith that are not specifically described in Exhibit A.

“Subject Interests” means:  (a) the undivided leasehold interests and the associated net revenue interests of WI Owner described more particularly on Exhibit A in and to the Leases and the other rights and interests described more particularly in Exhibit A, INSOFAR ONLY AS the Leases cover and include the lands identified in Exhibit A, which comprise the drill site locations for the proposed wells listed on Exhibit A, all as provided in Exhibit A; (b) all rights, titles, and interests of WI Owner in and to all Hydrocarbons produced, saved, and marketed from or allocable to the proposed Hydrocarbon wells listed on Exhibit A once such wells are drilled and completed, and any Hydrocarbon wells drilled thereafter on the Leases, INSOFAR ONLY AS the Leases cover and include the lands identified in Exhibit A, and any unit into which any such Lease, INSOFAR ONLY AS such Lease covers and includes the lands identified in Exhibit A, is pooled or unitized; and (c) any and all other rights, titles, and interests of WI Owner in or with respect to all voluntary or compulsory pooling or unitization agreements or orders, farmout agreements, farmin agreements, operating agreements, Hydrocarbon purchase and sale agreements, licenses, permits, and all other contracts of any kind whatsoever covering or affecting the production or marketing of Hydrocarbons from the Leases, INSOFAR ONLY AS the Leases cover and include the lands identified in Exhibit A, and any unit into which any such Lease, INSOFAR ONLY AS such Lease covers and includes the lands identified in Exhibit A, is pooled or unitized, and attributable to the interests of WI Owner therein.

“Taxes” means all ad valorem, property, occupation, gathering, pipeline, severance, gross production, gross receipts, Btu, energy, excise, and other taxes and governmental charges and assessments imposed on the Subject Interests, the Subject Hydrocarbons, the Net Profits Interest, or the proceeds therefrom, other than income, franchise, or similar taxes.

“Transfer” means, for purposes of Section 7.2, as applicable, (a) a sale, exchange, assignment, conveyance, gift, bequest, devise, disposition, or other direct transfer of title to an asset, (b) a transfer of the equity interests of the person or entity owning the relevant asset or, in the case of an entity other than an individual, the direct parent of such entity, or (c) a merger, consolidation, reorganization, or other business combination of such person or entity or, in the case of an entity other than an individual, the direct parent of such entity.

ARTICLE III

CALCULATION AND PAYMENT OF NET PROFITS INTEREST

3.1           Net Profits Account.  For purposes of calculating the Net Profits Interest, WI Owner shall maintain an account for the Subject Interests (the “Net Profits Account”) in accordance with the terms of this Conveyance and COPAS Accounting Practices consistently applied that sets forth the charges and credits made thereto pursuant to this Conveyance on a monthly basis.  WI Owner shall furnish Assignees, within thirty (30) Days after the end of each Month after the Effective Date, a report in form and substance reasonably satisfactory to Assignees that sets forth the charges and credits made to the Net Profits Account during the preceding Month.

3.2           Definition of “Net Profits”.  The term “Net Profits” means an amount (not less than zero) determined for each Month after the Effective Date by subtracting (a) the sum of (i) any charge balance existing in the Net Profits Account on the first Day of such Month, plus (ii) the total charges properly made thereto during such Month, from (b) the sum of (i) any undistributed credit balance existing in the Net Profits Account on the first Day of such Month, plus (ii) the total credits properly made thereto during such Month.  To the extent that the aggregate credits exceed the aggregate charges at the end of any such Month, the resulting Net Profits shall be payable to Assignees as provided in Section 3.8, and the Net Profits Account shall be adjusted to reflect each such distribution.  To the extent that the aggregate charges exceed the aggregate credits at the end of any such Month, such excess charges shall be carried forward to the succeeding Month(s).  All payments made to Assignees on account of the Net Profits Interest shall be made entirely and exclusively out of the sums credited to the Net Profits Account pursuant to Section 3.3.  Nothing contained in this Conveyance shall ever be interpreted or applied in any manner that will require or permit any duplication of all or any part of any credit or charge to the Net Profits Account with respect to the same transaction.  In no event shall the cumulative Net Profits payable to Assignee hereunder ever exceed ninety percent (90%) of the cumulative “gross income from the property”, as that term is used in Section 613(a) of the Internal Revenue Code of 1986 (as amended or superseded from time to time), attributable to the Subject Interests after the Effective Date.  Any amounts not paid by reason of this limitation shall be carried forward and shall be paid if and when such cumulative gross income from the property is sufficient to permit such a payment.

3.3           Credits to the Net Profits Account.

(a)           Beginning with the Month in which the Effective Date falls and each Month thereafter, the Net Profits Account shall be credited with an amount equal to the sum of:  (i) the total proceeds actually received by WI Owner from the sale of all Subject Hydrocarbons during the immediately preceding Month; plus (ii) all advance payments, payments pursuant to take-or-pay or similar provisions, and payments representing “cover” or similar damages associated with a Hydrocarbon purchaser’s failure to receive Hydrocarbons scheduled for delivery by WI Owner, in each case as provided for in any Hydrocarbon purchase and sale agreement and actually received by WI Owner during such preceding Month (provided, however, that no amount shall be credited to the Net Profits Account in connection with make-up Hydrocarbon production subsequently delivered without receipt of payment therefor); plus (iii) any amount representing damages received by WI Owner in connection with a judgment in or settlement of any dispute or litigation related to the amount of the proceeds from the sale of the Subject Hydrocarbons, to the extent such amount has not previously been credited to the Net Profits Account pursuant to clause (i) of this Section 3.3(a).

(b)           If any Subject Hydrocarbons are Processed prior to their sale by WI Owner, then for purposes of Section 3.3(a), the Net Profits Account shall be credited with an amount equal to the proceeds actually received by WI Owner from the sale of all such Subject Hydrocarbons after Processing plus the proceeds received by WI Owner from the sale of natural gas liquids or other Hydrocarbon products yielded by the Processing of such Subject Hydrocarbons, less all costs and expenses incurred by WI Owner in gathering, compressing, and transporting such Subject Hydrocarbons from the wellhead to the Processing facility, product quality adjustments, and the Processing of such Subject Hydrocarbons.

(c)           If a controversy or possible controversy (whether by reason of any statute, order, decree, rule, regulation, contract, or otherwise) exists between WI Owner and any Hydrocarbon purchaser that makes any portion of the proceeds from WI Owner’s sale of the Subject Hydrocarbons subject to possible refund, then:  (i) amounts withheld by such Hydrocarbon purchaser or deposited by it with an escrow agent shall not be considered to have been received by WI Owner and shall not be credited to the Net Profits Account until actually collected by WI Owner; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount subsequently paid by such Hydrocarbon purchaser to WI Owner that is not derived directly from the sale of the Subject Hydrocarbons, but, instead, WI Owner shall pay directly to Assignee the share of any interest, penalty, or other amounts allocable to the Net Profits Interest; (ii) amounts received by WI Owner and promptly deposited by it with an escrow agent or into the registry of a court of competent jurisdiction shall not be considered to have been received by WI Owner and shall not be credited to the Net Profits Account until disbursed to WI Owner by such escrow agent or court; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount earned on such amounts while held in escrow or the registry of a court, but, instead, WI Owner shall pay directly to Assignee the share of any such interest, penalty, or other amount that is allocable to the Net Profits Interest; and (iii) if, as the result of the bankruptcy or insolvency of any Hydrocarbon purchaser or any other reason whatsoever, any amounts previously credited to the Net Profits Account are, in fact, required to be refunded by or are reclaimed from WI Owner, then there shall be a charge to the Net Profits Account equal to any amounts thus refunded or reclaimed promptly following WI Owner’s payment thereof.

(d)           Notwithstanding any of the preceding provisions of this Section 3.3, the Net Profits Account shall not be credited with:  (i) any proceeds received by WI Owner from the sale of all or any portion of the Subject Interests or any personal property, material, supplies, equipment, facilities, or fixtures located thereon or used in connection therewith; (ii) except as otherwise provided in Section 3.3(b), any revenues received by WI Owner in connection with the ownership and operation of any Processing, field or pipeline compression, gathering, transportation, or marketing facilities located on or used in connection with the Subject Interests; (iii) any amount received by WI Owner as a bonus for the granting of any Hydrocarbon lease relating to the Subject Interests or as delay rentals, shut-in well payments, minimum royalties, and other payments received by WI Owner in connection with the maintenance of any such Hydrocarbon leases granted by WI Owner; (iv) any payments received by WI Owner in connection with the drilling or deferral of drilling of any Hydrocarbon well on the Subject Interests (including dry hole payments, bottom hole payments, and payments received as consideration for refraining from drilling an offset well) or as an adjustment of any Hydrocarbon well or the leasehold equipment located thereon or used in connection therewith upon the pooling or unitization of any of the Subject Interests; (v) any amounts received by WI Owner from any borrowings; (vi) any revenues received by WI Owner or its Affiliates as the result of their risk management or hedging activities in respect of the Subject Interests; or (vii) any amounts received by WI Owner from other persons as payment of direct overhead charges or operating charges invoiced by WI Owner in its capacity as operator of one or more Leases under the terms of applicable joint operating or similar agreements.

3.4           Charges to the Net Profits Account.

(a)           Beginning with the Month in which the Effective Date falls and each Month thereafter, there shall be charged against the Net Profits Account an amount equal to the sum of the following items of cost and expense paid by WI Owner during the immediately preceding Month, insofar only as such items of cost and expense were incurred after the Effective Date and are properly allocable to the Subject Interests and the production and marketing of the Subject Hydrocarbons:

(i)           all costs of materials, equipment and supplies (at WI Owner’s actual cost if purchased by WI Owner, or, if provided from WI Owner’s inventory or by an Affiliate of WI Owner, at the market value thereof, net of any salvage or trade-in value received by WI Owner with respect thereto), labor, and services incurred in the operation and maintenance of the Subject Interests and the production and marketing of the Subject Hydrocarbons, including, without limitation:  (A) all costs of complying with applicable local, state, and federal statutes, ordinances, rules, regulations, and orders (except for Environmental Laws, for which costs of compliance are addressed below in clause F of this Section 3.4(a)(i)); (B) all costs of well operations, routine repairs, and maintenance work conducted on the Subject Interests; (C) all costs of lifting and producing the Subject Hydrocarbons, including, without limitation, all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, saltwater disposal, and other costs incident thereto; (D) to the extent not taken into account in determining the proceeds from the sale of Subject Hydrocarbons that are Processed prior to their sale by WI Owner as provided in Section 3.3(b), all costs (other than Capital Costs) of Processing, gathering, compressing, dehydrating, separating, treating, transporting, and marketing the Subject Hydrocarbons; (E) all direct overhead charges and operating charges paid to the operator or operators (including, without limitation, WI Owner or its Affiliates) of the Subject Interests under the terms of applicable joint operating or similar agreements or to others for services rendered in conducting operations thereon; provided, however, that if WI Owner or any of its Affiliates either serves as, or provides services to, the operator of any of the Subject Interests, the Net Profits Account shall be charged with no more than the pro rata share allocable to the Subject Interests of any charges invoiced by either WI Owner or its Affiliate in connection with the performance of such services, with any such charges being calculated on the same basis as the like charges invoiced to other parties owning cost-bearing interests in the relevant Lease or unit into which such Lease has been pooled or unitized; (F) all Permitted Environmental Expenses relating to the Subject Interests; (G) the costs of plugging and abandoning wells now or hereafter located on the Subject Interests that have once produced Hydrocarbons in paying quantities; (H) all delay rentals, shut-in well payments, minimum royalties, and other payments made by WI Owner to maintain the Leases; (I) any amount paid by WI Owner in connection with the drilling or deferral of drilling of any Hydrocarbon well on the Subject Interests (including dry hole payments, bottom hole payments, and payments made to third parties as consideration for refraining from drilling an offset well) or as an adjustment of any Hydrocarbon well or the leasehold equipment located thereon or used in connection therewith upon the pooling or unitization of any of the Subject Interests; and (J) rent and other consideration paid by WI Owner for the use of, or damage to, the surface of the lands covered by any Lease or any unit into which such Lease is pooled or unitized;

(ii)            except as otherwise provided in clause (vii) of Section 3.4(b), the amounts of any damages, losses, judgments, refunds, interest, penalties, costs, and expenses (including attorneys’ fees) paid by WI Owner in connection with litigation (or the settlement thereof), collections, liens (other than the Senior Liens and the liens and security interests securing the Notes), judgments, liquidated liabilities, and claims on account of WI Owner’s ownership of the Subject Interests, or incident to the operation or maintenance thereof, or the production or marketing of the Subject Hydrocarbons;

(iii)           all Taxes paid by WI Owner for the benefit of WI Owner and Assignees that are assessed against or attributable to the Subject Interests, the Subject Hydrocarbons, or the Net Profits Interest; provided, however, that if either Assignee is assessed Taxes individually, the Taxes which such Assignee is assessed individually shall not be charged to the Net Profits Account;

(iv)          insurance premiums paid by WI Owner on account of its ownership of the Subject Interests for insurance carried with respect to the Subject Interests or any part thereof; and

(v)           all other expenditures reasonably incurred by WI Owner for the operation, maintenance, and marketing of Hydrocarbon production from wells now or hereafter situated on the Subject Interests and for the necessary or proper operation, maintenance, and utilization of such wells.

(b)           Notwithstanding the provisions of Section 3.4(a), no charge to the Net Profits Account shall be made for any of the following items:  (i) any amount that has also been used to reduce the amount of the Subject Hydrocarbons or the proceeds from the sale thereof for purposes of Section 3.3; (ii) any overriding royalty interest, production payment, carried interest, net profits interest (in addition to the Net Profits Interest), or other similar interest that burdens, is measured by, or is payable out of Hydrocarbons produced and saved from or attributable to the Subject Interests that are created after the date of execution of this Conveyance; (iii) any costs of operating or maintaining any Processing plant or facility, to the extent used other than in connection with the Processing of the Subject Hydrocarbons; (iv) any amount (including, without limitation, any purchase price or other consideration) paid by WI Owner in connection with the acquisition of the Subject Interests and all related personal property, materials, supplies, equipment, facilities, and fixtures; (v) any Capital Costs incurred at any time in connection with the Subject Interests; (vi) any costs and expenses other than Capital Costs incurred in connection with the Subject Interests prior to the Effective Date, regardless of when paid by WI Owner, and allocable to WI Owner or its predecessors in interest; (vii) any costs, expenses, damages, interest, penalties, or similar charges incurred by WI Owner in favor of any third party as the result of WI Owner’s failure to perform any of its obligations under Section 6.2(a); (viii) any principal, interest, fees, or similar amounts paid by WI Owner in connection with any borrowings or any purchases on credit; (ix) any losses or costs incurred by WI Owner in connection with any risk management or hedging activities in respect of the Subject Interests; (x) any damages, liabilities, costs, or expenses that are environmental in character and are attributable to the ownership and operation of the Subject Interests or the production and marketing of the Subject Hydrocarbons other than Permitted Environmental Expenses; (xi) any general and administrative overhead expenses of WI Owner; or (xii) any charges by any Affiliate of WI Owner for any accounting, technical, legal, or other services provided by such Affiliate to WI Owner.

(c)           In calculating the costs and expenses charged to the Net Profits Account, the items of cost and expense described in Section 3.4(a) shall be reduced by the amount of the following items actually received by WI Owner, to the extent that such items are attributable to the Subject Interests:  (i) the proceeds received by WI Owner from the sale, after the Effective Date, of (or, if disposed of after the Effective Date by WI Owner other than by sale, the then-current market value of) any personal property, materials, supplies, equipment, surface interests, facilities, or fixtures, or any part thereof or interest therein, located on, used in connection with, or attributable to the Subject Interests; (ii) any amounts received by WI Owner as an adjustment of any well or leasehold equipment located on or used in connection with the Subject Interests upon the pooling or unitization of the Subject Interests; (iii) the proceeds of all insurance, the cost of which is charged to the Net Profits Account, collected by or on behalf of WI Owner on account of its ownership of the Subject Interests as a consequence of the loss of or damage to the Subject Interests or the personal property or equipment located thereon; (iv) except as otherwise provided in clause (iii) of Section 3.3(a), the proceeds of all judgments and claims collected by WI Owner as the result of its ownership of the Subject Interests; (v) any payments made to WI Owner in connection with the drilling or deferral of drilling of any Hydrocarbon well on the Subject Interests (including, without limitation, dry hole payments, bottom hole payments, and payments received as consideration for refraining from drilling an offset well); (vi) the amount of all bonuses or other consideration, delay rentals, shut-in well payments, minimum royalties, and other payments made to WI Owner in connection with the granting or maintenance, as applicable, of any Lease granted by WI Owner and included in the Subject Interests; and (vii) the amount of all direct overhead charges and operating charges paid by non-Affiliate third persons to WI Owner in its capacity as operator of one or more Leases under the terms of applicable joint operating or similar agreements.

3.5           Satisfaction Exclusively from Production.  The Net Profits Interest does not include any right, title, or interest in and to any personal property, fixtures, equipment, or facilities now or hereafter placed on the Subject Interests and is exclusively a non-operating interest carved from the Subject Interests. Assignees shall look solely to the production of the Subject Hydrocarbons for the satisfaction and realization of the Net Profits Interest.

3.6           No Personal Liability.  Assignees shall never be personally responsible for the payment of any part of the costs and expenses charged against the Net Profits Account or for any liabilities incurred in connection with the exploration, drilling, development, equipping, and operation of the Subject Interests, the ownership and maintenance of the oil and gas leasehold estate in the Leases, or the production and marketing of the Subject Hydrocarbons.  WI OWNER HEREBY COVENANTS AND AGREES TO INDEMNIFY AND TO HOLD HARMLESS ASSIGNEES, THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, PARTNERS, SHAREHOLDERS, MEMBERS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL CLAIMS OF THIRD PERSONS SUFFERED BY ASSIGNEES (OR EITHER OF THEM) AND CAUSED BY, ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO SUCH EXPLORATION, DRILLING, DEVELOPMENT, EQUIPPING, LEASEHOLD OWNERSHIP AND MAINTENANCE, PRODUCTION, AND OPERATION OF THE SUBJECT INTERESTS.

3.7           Marketing Responsibility.  As between WI Owner and Assignees, WI Owner shall have exclusive charge and control of the marketing of all Subject Hydrocarbons.  WI Owner shall market, or cause to be marketed, all Subject Hydrocarbons with due diligence, at the best prices, and on the best terms that WI Owner shall deem reasonably obtainable under the circumstances, with due regard to the interests of both WI Owner and Assignees, and in any event at prices and on terms at least as favorable as WI Owner obtains for Hydrocarbons of the same character and delivered in the same geographic area but that are not subject to this Conveyance.  WI Owner shall collect and receive the proceeds from the sale of all such production. WI Owner will perform all obligations binding on it under all Hydrocarbon sales, purchase, exchange, or other marketing agreements relating to the Subject Hydrocarbons in accordance with the terms thereof, and will use reasonable commercial efforts to enforce performance of the obligations of third parties thereunder; provided, however, that WI Owner shall have no liability to Assignees for its failure so to perform, except when such failure is due to the gross negligence or willful misconduct of WI Owner.  As to any third persons, the actions of WI Owner in connection with the marketing of the Subject Hydrocarbons shall be binding on Assignees.

3.8           Payment of Net Profits.  To the extent that, at the end of any Month after the Effective Date, there exist Net Profits as provided in Section 3.2, WI Owner shall disburse to Assignees, within thirty (30) Days after the end of the relevant Month (the “Due Date”), all Net Profits that have accrued to the Net Profits Interest as of the end of such Month.  If any amount due from WI Owner to Assignees hereunder is not paid by the applicable Due Date, then such amount shall bear interest from such Due Date through the date of receipt of such amount by Assignee at the Default Rate.  If, at any time, WI Owner inadvertently pays Assignees more than the amount due under this Conveyance, Assignees shall not be obligated to refund any such overpayment, but the amount or amounts otherwise payable for any subsequent Month or Months shall be reduced by the amount of such overpayment.

3.9           Audit.  The books of account and records of WI Owner relating to the Net Profits Interest shall be open and made available to Assignees and their representatives at all reasonable times for examination, inspection, copying, and audit by Assignees and their representatives, at Assignees’ expense.  If Assignees desire to audit such books of account and records, Assignees or their representatives shall give written notice thereof to WI Owner, and WI Owner shall make the same available to Assignees or their representatives during normal business hours on consecutive Business Days no later than thirty (30) Days following such notice.  If, pursuant to such audit, Assignees or their representatives shall notify WI Owner of any defects, inconsistencies, or errors in such books of account or records, and WI Owner disagrees with Assignees’ or their representatives’ conclusions in respect of the same, then no later than sixty (60) Days following such notification, WI Owner shall reply to such audit report, such reply to describe in reasonable detail the facts and other information supporting WI Owner’s position in respect of the contested items.

3.10           Dispute Resolution.  Any disagreement, difference, or dispute among the Parties relating to charges or credits to the Net Profits Account shall be resolved by arbitration according to the procedures set forth in this Section 3.10.  Either Party may commence an arbitration proceeding hereunder by giving written notice to the other Party.  No later than five (5) Business Days after the delivery of the notice commencing the arbitration proceeding, WI Owner and Assignees shall each select an arbitrator.  Promptly following their selection, the arbitrators selected by, respectively, WI Owner and Assignees jointly shall select a third arbitrator.  The three (3) arbitrators shall hear and decide all matters relating to the relevant dispute.  All arbitrators selected pursuant to this Section 3.10 shall be certified public accountants having at least eight (8) years of professional experience in oil and gas accounting matters, shall not previously have been employed by any Party, and shall not have a direct or indirect interest in any Party or the subject matter of the arbitration.  The arbitration shall commence as soon as is practical, but in no event later than fifteen (15) Days after the selection of the third arbitrator.  The Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution (“CPR Rules”) shall apply to the extent not inconsistent with the rules specified in this Section 3.10.  If any arbitrator selected under this Section 3.10 should die, resign, or otherwise be unable to perform its duties hereunder, a successor arbitrator shall be selected pursuant to the CPR Rules.  Arbitration hearings shall be held at a neutral location agreed upon by the Parties or, absent such an agreement, selected pursuant to the CPR Rules.  All hearings shall be conducted on a confidential basis without continuance or adjournment.  At the arbitration hearing, the Parties will each present to the arbitrators a single dollar figure for resolution of the dispute, together with such supporting information as the relevant Party deems appropriate.  Evidence concerning the financial position or organizational makeup of the Parties, any offer made or the details of any negotiation prior to arbitration, and the cost to the Parties of their representatives and counsel shall not be admissible.  The law governing all such disputes shall be the laws of the State of Texas, without regard to conflicts of laws principles.  The charges and expenses of the arbitrators shall be shared equally by the Parties.  The arbitrators shall resolve the dispute within thirty (30) Days after the Parties have presented their positions to the arbitrators by selecting one or the other of the two dollar figures submitted by the Parties.  The decision of the arbitrators shall be binding on the Parties and, if necessary, may be enforced in any court of competent jurisdiction. Any payment to be made as a result of any such dispute will be made by wire transfer of immediately available funds on the third (3rd) Business Day following the receipt by WI Owner and Assignee of a written notice from the arbitrators of their determination.

ARTICLE IV

GOVERNING DOCUMENTS; SENIOR LIENS

4.1           Governing Documents.  Assignees hereby accept this Conveyance, and agree that the Net Profits Interest is expressly made, subject to the terms, provisions, exceptions, and reservations contained in (a) the NPI Agreement and (b) all other Permitted Encumbrances.  The delivery of this Conveyance shall not affect, enlarge, diminish, or otherwise impair any of the representations, warranties, covenants, conditions, indemnities, terms, or provisions of the NPI Purchase Agreement, and all of the representations, warranties, covenants, conditions, indemnities, terms, and provisions contained in the NPI Agreement shall survive the delivery of this Conveyance to the extent, and in the manner, set forth in such agreement.  In the event of a conflict between the terms of this Conveyance and the terms of the NPI Agreement, the terms of the NPI Agreement shall govern and control; provided, however, that the inclusion in this Conveyance of terms not addressed in the NPI Agreement shall not be deemed a conflict, and all such additional terms contained in this Conveyance shall be given full force and effect, subject to the provisions of this Section 4.1.

4.2           Senior Liens.  Assignees acknowledge that among the Permitted Encumbrances to which the Net Profits Interest is subject are the Senior Liens.  WI Owner acknowledges that, although the Net Profits Interest is subject to the Senior Liens, Assignees have not assumed, and are not obligors with respect to, the obligations of WI Owner secured by the Senior Liens.  In connection with Assignees’ acceptance of the Net Profits Interest subject to the Senior Liens, WI Owner represents and covenants as follows:

(a)           as of the date of execution of this Conveyance, WI Owner is not, and as of the Effective Date, WI Owner will not be in default under any of the terms of the Senior Liens or any securities purchase agreement, credit agreement, note, or other document executed by WI Owner in connection therewith, and WI Owner agrees that it will use its best efforts to perform and comply with all of the terms contained in the Senior Liens and all credit agreements, notes, and other documents executed in connection therewith for as long as the indebtedness secured by the Senior Liens remains outstanding;

(b)           to the extent that WI Owner becomes entitled to a partial release of the Senior Liens, WI Owner shall use its best efforts to cause the holder of the Senior Liens to execute and deliver a release thereof with respect to the Subject Interests (including, without limitation, the Net Profit Interest) prior to its execution and delivery of partial releases of the Senior Liens with respect to any other property of WI Owner serving as collateral thereunder; and

(c)           WI Owner agrees to provide to Assignees prompt written notice upon the occurrence of an event of default by WI Owner under the terms of the Senior Liens or any credit agreement, note, or other document executed by WI Owner in connection therewith.

WI Owner hereby covenants and agrees to indemnify and hold harmless Assignees, their respective directors, officers, managers, shareholders, members, partners, agents, employees, successors, and assigns, from and against any and all Claims of third persons suffered by Assignees and caused by, arising out of, resulting from, or relating in any way to the existence of the Senior Liens as encumbrances against the Subject Interests and the Net Profits Interest.

ARTICLE V

WARRANTY OF TITLE

WI Owner warrants and agrees forever to defend title to the Net Profits Interest unto Assignee against every person who now or at any time hereafter lawfully claims the same or any part thereof, but limited to Claims arising by, through, or under WI Owner, and not otherwise; provided, however, that the foregoing warranty shall not be breached in any manner by the existence of the Permitted Encumbrances.  Any warranty implied by the use in this Conveyance of the words “grant” or “convey” is expressly negated.  Without limiting or expanding the foregoing warranty:

(a)           WI Owner warrants and represents to Assignees and their successors and assigns that: (i) to WI Owner’s Knowledge, WI Owner is the true and lawful owner of the Subject Interests; (ii) WI Owner has not transferred, assigned, or conveyed the Subject Interests to any other party, and has full right and authority to sell and convey, as herein provided, the Net Profits Interest; (iii) to WI Owner’s Knowledge, the Leases are valid and subsisting and in full force and effect; (iv) all rentals, royalties, and other amounts due and payable under the Leases, or any of them, have been duly paid or provided for, and no default now exists under any of the Leases; and (v) WI Owner has not taken any action, or omitted to take any action, that would cause the Subject Interests to become subject to any lien, mortgage, security interest, or other encumbrance of any kind or character, except for Permitted Encumbrances.

(b)           WI Owner warrants and represents to Assignees and their successors and assigns, but limited to Claims arising by, through, or under WI Owner, and not otherwise, that WI Owner’s ownership of the Subject Interests:  (i) entitles WI Owner to a share of the oil and gas leasehold estate created by the Leases covering, or the fee mineral estate in, each well or portion of the Subject Interests listed on Exhibit A that is not less than the interest identified as the “Working Interest” for such well or portion of the Subject Interests on Exhibit A; (ii) entitles WI Owner to receive, from its record fee mineral, oil and gas leasehold, and/or royalty ownership in each well or portion of the Subject Interests listed on Exhibit A, percentages of all Hydrocarbons produced, saved, and marketed from each such well or portion of the Subject Interests (without taking into account the Net Profits Interest) that are not less than the interest identified as the “Net Revenue Interest” for such well or portion of the Subject Interests on Exhibit A, without reduction, suspension, or termination for the respective productive life of each such well or portion of the Subject Interests; and (iii) obligates WI Owner to bear a percentage of the costs and expenses of operations on and the maintenance and development of the oil and gas leasehold or fee mineral estates in each well or portion of the Subject Interests listed on Exhibit A that is not greater than the “Working Interest” set forth for such well or portion of the Subject Interests on Exhibit A, without increase for the respective productive life of each such well or portion of the Subject Interests.

(c)           This Conveyance is made with full substitution and subrogation of Assignees in and to all covenants and warranties by others heretofore given or made in respect of any of the Subject Interests or any part thereof; provided, however, that such substitution and subrogation of Assignees shall not restrict or impair the right of WI Owner to enforce all such covenants and warranties on its own behalf with respect to its remaining interests in the Subject Interests after giving effect to this Conveyance.

ARTICLE VI

COVENANTS

6.1           Access.  Assignees and their representatives shall, at their risk and expense and to the extent permitted by agreements covering the Subject Interests, have access to the Leases at all times and to the derrick floor of each Hydrocarbon well drilled or being drilled thereon and the right to observe all operations conducted thereon.

6.2           Operational Matters.

(a)           WI Owner agrees, to the extent that WI Owner controls such matters:  (i) to comply with the terms and provisions of the Leases and all operating agreements, unit operating agreements, contracts for development, and other agreements applicable to the Subject Interests; (ii) to drill, complete, produce, and operate (or, if the Subject Interests are operated by a party other than WI Owner, to use reasonable efforts to cause to be drilled, completed, produced and operated) all of the Hydrocarbon wells listed on Exhibit B in good faith, at legal locations on, and within the subsurface intervals covered by, the Subject Interests, in a good and workmanlike manner consistent with the standard of a prudent operator whose interest is not burdened with the Net Profits Interest, and in accordance with the provisions of the Leases, the provisions of all applicable operating agreements, unit operating agreements, contracts for development, or similar agreements, and all applicable federal, state, and local laws, statutes, ordinances, rules, regulations, and orders; (iii) to maintain the capacity of each Hydrocarbon well located on the Subject Interests to produce at the maximum efficient rate of flow (subject to applicable field rules or other applicable laws, statutes, ordinances, rules, regulations, or orders relating to the allowable rate of production); (iv) to cause all wells, machinery, equipment, facilities, fixtures, and other personal property located on or used in connection with the Subject Interests to be provided and maintained in good operating condition and repair and to cause all repairs, replacements, additions, and improvements thereto to be performed in a timely manner consistent with the standard of the prudent operator; (v) to pay, or to use reasonable efforts to cause to be paid, when due, all royalties, overriding royalties, and other burdens upon or payable out of Hydrocarbon production from or allocable to the Subject Interests (in addition to the Net Profits Interest); (vi) to participate in each Drilling Operation, Reworking Operation, or Alternate Zone Operation proposed for each Hydrocarbon well located on the Subject Interests, unless WI Owner, exercising good faith and without regard to the burden of the Net Profits Interest, elects not to participate and notifies Assignees of such election and the reasons therefor; (vii) to pay, or to cause to be paid, when due, all costs and expenses of operations on the Subject Interests which are properly invoiced under the applicable operating agreements, unit operating agreements, contracts for development, or similar agreements and which are allocable to the Subject Interests; (viii) to maintain, or to cause to be maintained, the insurance coverage for the Subject Interests required under the terms of the applicable operating agreements, unit operating agreements, contracts for development, or similar agreements; (ix) to pay, or cause to be paid, before delinquency all Taxes assessed against or attributable to the Subject Interests, the Subject Hydrocarbons, and if not otherwise paid by Assignees, the Net Profits Interest; (x) to keep the Subject Interests free and clear of any and all liens, mortgages, security interests, defects of title, and other encumbrances of any kind or character, except for Permitted Encumbrances; and (xi) to give prompt written notice to Assignee of any material adverse Claim or proceeding of which WI Owner becomes aware relating to the Subject Interests, any Hydrocarbon well located thereon, or the Subject Hydrocarbons and to keep Assignees informed of the progress of WI Owner’s response thereto and defense thereof.

(b)           Nothing contained in this Conveyance shall obligate WI Owner to continue to operate and produce, or prevent WI Owner from plugging and abandoning, any Hydrocarbon well that WI Owner, exercising good faith and without regard to the burden of the Net Profits Interest, determines no longer to be capable of production in paying quantities. All operations, if any, on the Subject Interests, and the extent and duration thereof, as well as the preservation of the Subject Interests by rental payments or otherwise, shall, subject to the other terms hereof (including, without limitation, Sections 6.2(a) and 6.2(c)), be solely at the discretion of WI Owner, exercised in good faith and without regard to the burden of the Net Profits Interest.

(c)           Without limiting the terms of Section 6.2(b), if WI Owner, in the exercise of good faith and without regard to the burden of the Net Profits Interest, elects to release, surrender, or abandon all or any portion of the Subject Interests, and such Subject Interests, or portion thereof, are not purchased from WI Owner by a co-owner of the affected Lease(s) under the terms of applicable operating agreements, unit operating agreements, contracts for development, or similar agreements, then prior to such release, surrender, or abandonment, WI Owner shall provide written notice of the proposed release, surrender, or abandonment to Assignees.  Assignees shall have thirty (30) Days (or such shorter period of time as may be required by applicable laws, rules, regulations, or orders) after their receipt of such notice within which to notify WI Owner concerning whether Assignees desire to purchase from WI Owner the Subject Interests, or portion thereof, to be released, surrendered, or abandoned.  The failure of Assignees to respond to such notice within the relevant response period shall be deemed to constitute Assignees’ election not to acquire such Subject Interests from WI Owner.  If Assignees elect, or are deemed to have elected, not to acquire such Subject Interests from WI Owner, WI Owner may release, surrender, or abandon such Subject Interests without the joinder of Assignees and without further obligation to Assignees with respect thereto.  If Assignees elect, in a timely manner as provided in this Section 6.2(c), to acquire the Subject Interests to be released, surrendered, or abandoned, WI Owner shall assign to Assignees, free and clear of liens and encumbrances except for Permitted Encumbrances, but otherwise without warranty of title, either expressed or implied, all of WI Owner’s interest in and to such Subject Interests.  In consideration for such assignment, Assignee shall pay to WI Owner the reasonable salvage value of WI Owner’s interest in all of the salvageable materials and equipment located on or attributable to such Subject Interests, determined in accordance with COPAS Accounting Procedures consistent with the terms of any applicable operating agreement or unit operating agreement, less the estimated cost of salvaging and the estimated cost of plugging and abandoning any Hydrocarbon wells located thereon and restoring the surface.  If such value is less than such estimated costs, WI Owner shall pay Assignees the amount of such deficit.  Thereafter, as between the Parties, WI Owner shall have no further responsibility, liability, or interest in the operation of or production from such Subject Interests, and such Subject Interests shall cease to be subject to the terms of this Conveyance, it being the intention of Assignees that any right, title, or interest of Assignees in and to such Subject Interests existing by reason of this Conveyance shall be merged with and into the interest therein assigned by WI Owner to Assignees pursuant to this Section 6.2(c).

6.3           Non-Consent Operations.

(a)           Subject to the terms of Section 6.2, and except for the drilling of the proposed Hydrocarbon wells listed on Exhibit B, nothing contained in this Agreement shall obligate WI Owner to participate in any Drilling Operation, Reworking Operation, Alternate Zone Operation, Enhanced Recovery Operation, or other operation on the Subject Interests proposed by a co-owner of a Lease under the terms of an applicable Non-Consent Provision.  If WI Owner, in the exercise of good faith and without regard to the burden of the Net Profits Interest, elects to be a non-consenting or non-participating party with respect such an operation proposed pursuant to a Non-Consent Provision, then during the applicable period of recoupment under such Non-Consent Provision, the Subject Interests, or portion thereof, relinquished by WI Owner, as a non-consenting party, to the consenting party(ies) as the result of such non-consent election shall cease to be subject to the Net Profits Interest, with the result that, during such period of recoupment, there shall be no credit to the Net Profits Account for the proceeds from the sale of the Non-Consent Hydrocarbons attributable to such relinquished Subject Interests, and no charge to the Net Profits Account for any costs and expenses incurred in connection with such non-consent operations that are attributable to such relinquished Subject Interests.  Upon the recoupment by the consenting parties of the amounts to which such parties are entitled under the applicable Non-Consent Provision, and the corresponding reversion to WI Owner of such relinquished Subject Interests, the Net Profits Interest shall once again encumber and apply to such Subject Interests without further action by WI Owner or Assignee.

(b)           If WI Owner consents to, or elects to participate in, a Drilling Operation, Reworking Operation, Alternate Zone Operation, Enhanced Recovery Operation, or other operation subject to a Non-Consent Provision as to which other co-owners of the relevant Lease or unit into which such Lease is pooled or unitized elect not to consent or participate, then during the applicable period of recoupment under such Non-Consent Provision, the interests in such Lease relinquished to WI Owner by such non-consenting party(ies) shall become subject to this Conveyance and the Net Profits Interest, with the result that, during such period of recoupment, there shall be credited to the Net Profits Account, in accordance with Section 3.3, the proceeds from the sale of the Hydrocarbons attributable to the relinquished interests of the non-consenting party(ies), and charged to the Net Profits Account, in accordance with Section 3.4, the costs and expenses incurred in connection with such non-consent operations attributable to such relinquished interests of the non-consenting party(ies).  Upon the recoupment by the consenting parties of the amounts to which they are entitled under the applicable Non-Consent Provision, and the corresponding reversion to the non-consenting parties of such relinquished interests, the Net Profits Interest shall cease to encumber and apply to such relinquished interests without further action by WI Owner or Assignees.

6.4           Farmouts.  If WI Owner desires to enter into a Farmout with respect to one or more of the Subject Interests, WI Owner shall provide to Assignees prompt written notice thereof, which notice shall include the identity of the farmee and a description of the material terms of such Farmout.  Such a Farmout shall constitute a transfer of a portion of the Subject Interests subject to the terms of Section 7.2(c).  This Conveyance and the Net Profits Interest shall continue to encumber and apply to both the portion of the Subject Interests assigned to the farmee under the relevant Farmout and the portion of the Subject Interests retained by WI Owner under the terms of such Farmout, including, without limitation, any other or additional interest in the affected Lease that subsequently reverts to or is otherwise acquired by WI Owner under the terms of such Farmout.

6.5           Pooling and Unitization.  The owner of the Subject Interests may not, without the prior written approval of Assignees, pool or unitize the Subject Interests and the lands affected thereby, or portions thereof, with other lands or leases to form one or more pooled units.

6.6           Conveyance of Interest in Real Property.  THIS CONVEYANCE IS AN ABSOLUTE CONVEYANCE OF AN INTEREST IN REAL PROPERTY, AND THE COVENANTS CONTAINED IN THIS CONVEYANCE ARE COVENANTS RUNNING WITH AND BURDENING THE LAND. IN ADDITION TO THE RIGHTS AND COVENANTS CONTAINED IN THIS CONVEYANCE, ASSIGNEES ARE ENTITLED TO ALL OF THE BENEFITS, IMPLIED RIGHTS, AND COVENANTS TO WHICH NET PROFITS INTEREST OWNERS ARE ENTITLED AS A MATTER OF LAW.

6.7           Reports.  If requested by Assignees, WI Owner shall furnish to Assignees (a) one copy of such reports as WI Owner customarily prepares with respect to (i) the productivity and productive life of all or any of the Hydrocarbon wells located on the Subject Interests, (ii) the quantity of Hydrocarbons recoverable from all or any of such wells, (iii) the projected proceeds and costs attributable to the Subject Interests in respect of each such well, (iv) any changes made or proposed to be made in the methods of treatment and operation of each such well, any proposed abandonment of a well, any plugging of a well and reopening thereof at a different subsurface interval, any method of repressuring which may affect such well, or any other action that may materially increase or reduce the value of the Net Profits Interest, and (b) to the extent not prohibited by agreements with third parties (WI Owner here agreeing to use reasonable commercial efforts to obtain the requisite consent from such third parties to disclose such information to Assignees), pertinent well data sufficient for making well and reserve evaluations, including, without limitation, electric logs, core data, bottom hole pressure data, and other well data.

ARTICLE VII

TRANSFERS OF INTEREST

7.1           Transfers of Interest by Assignee.  Nothing contained in this Conveyance shall, in any way, limit or restrict the right of Assignees, or either of them, or their respective successors or assigns, to sell, convey, assign, transfer, mortgage, pledge, or create a lien or security interest in the Net Profits Interest in whole or in undivided part; provided, however, that (a) any such transfer shall expressly be made subject to the terms of the NPI Agreement and this Conveyance and (b) the prospective transferee from Assignees shall expressly agree to assume and perform all of Assignees’ covenants and obligations under the terms of the NPI Agreement and this Conveyance.

7.2           Transfers of Interest by WI Owner.

(a)           Nothing contained in this Conveyance shall in any way limit or restrict the right of WI Owner, or its successors or assigns, after the date hereof to mortgage, pledge, or create a lien or security interest in the Subject Interests (exclusive of the Net Profits Interest) in whole or in part.

(b)           If WI Owner desires to Transfer the Subject Interests, or any portion thereof, WI Owner shall cause any such Transfer to include both the affected Subject Interests and the Net Profits Interest attributable thereto.  WI Owner shall provide to Assignees written notice of, and full particulars regarding, any proposed Transfer of or affecting the Subject Interests, including the identity of the prospective transferee and the proposed purchase price.  Immediately prior to the Transfer of the Subject Interests, or the affected portion thereof, by WI Owner to the prospective transferee, Assignees, in consideration of WI Owner’s payment to Assignees of the amount determined in accordance with Section 4.8(b) or Section 4.8(c) of the NPI Agreement, as applicable, shall convey to WI Owner the Net Profits Interest attributable to the affected Subject Interests, free and clear of liens and encumbrances except for Permitted Encumbrances, but otherwise without warranty of title, either expressed or implied, so that such Transfer of the Subject Interests may be consummated inclusive of the Net Profits Interest.

(c)           In the event of a permitted Transfer by WI Owner of less than all of the Subject Interests under this Section 7.2, the Parties agree that the Net Profits Interest shall be deemed to have been partitioned into two (2) separate and distinct Net Profits Interests, one of which burdens only those Subject Interests retained by WI Owner, and the other of which burdens only those Subject Interests transferred to WI Owner’s transferee.  Both such Net Profits Interests shall otherwise continue to be governed by, and calculated as provided in, this Conveyance.

ARTICLE VIII

MISCELLANEOUS

8.1           Notices.  All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be (a) delivered personally, (b) mailed by certified U.S. mail, postage prepaid and return receipt requested, (c) sent by bonded courier, or (d) sent by facsimile, as follows:

If to WI Owner:	If to Assignees:

Gulf Coast Oil Corporation	Valens U.S. SPV I, LLC
5851 San Felipe, Suite 775	Valens Offshore SPV II, Corp.
Houston, Texas 77057	c/o Valens Capital Management, LLC
Attention: Chief Financial Officer	335 Madison Avenue, 10th Floor
Facsimile: (713) 266-4358	New York, New York 10017
Attention: Portfolio Services
Facsimile: (212) 581-5037

with a copy to:	with a copy to:

David M. Loev, Esquire	Loeb & Loeb, LLP
The Loev Law Firm, PC	345 Park Avenue
6300 West Loop South, Suite 280	New York, New York 10154
Bellaire, Texas 77401	Attention: Scott J. Giordano, Esq.
Facsimile: (713) 524-4122	Facsimile: (212) 407-4990

and to:

Jackson Walker L.L.P.
1401 McKinney, Suite 1900
Attention: Michael P. Pearson, Esquire
Houston, Texas 77010
Facsimile No.: (713) 752-4221

or to such other place within the United States of America as either Party may designate as to itself by written notice to the other.  All notices given by personal delivery, courier, or mail shall be effective on the date of actual receipt at the appropriate address.  Notice given by facsimile shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours.

8.2           Unenforceable or Inapplicable Provisions.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of Assignee, and its successors and assigns, in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

8.3           Further Assurances.  WI Owner and Assignees will execute and deliver all such other and additional assignments, reassignments, instruments, notices, releases, and other documents, and will do all such other acts and things, as may be necessary or appropriate more fully to assure to the other Party or its successors or assigns all of the respective rights and interests herein and hereby granted or intended so to be.

8.4           Execution in Counterparts.  This Conveyance has been executed in several counterparts, each of which shall be deemed to be an original and all of which are identical.  All of such counterparts together shall constitute but one and the same Conveyance.  All of said documents are integral parts of one consolidated transaction and are to be construed as a single transaction.

8.5           Limitation of Relationship.  Nothing contained in this Conveyance shall be deemed or construed to create a relationship among the Parties of partnership, joint venture, agency, mining partnership, or other relationship creating fiduciary, quasi-fiduciary, or similar duties or obligations interse, or that would otherwise subject the Parties to joint and several or vicarious liability in favor of any third party.

8.6           APPLICABLE LAW.  THE PROVISIONS OF THIS CONVEYANCE AND THE RELATIONSHIP OF THE PARTIES SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

8.7           Entire Agreement.  This Conveyance and the NPI Agreement constitute the entire agreement between the Parties covering the subject matter hereof, and there are no agreements, modifications, conditions, or understandings, written or oral, expressed or implied, pertaining to the subject matter hereof which are not contained herein or therein.

8.8           Headings for Convenience.  All captions, numbering sequences, paragraph headings, and punctuation used in this Conveyance are inserted for convenience only and shall in no way define, limit, or describe the scope or intent of this Conveyance or any part thereof. nor have any legal effect other than to aid a reasonable interpretation of this Conveyance.  References contained herein to articles, sections, exhibits, and schedules are to articles, sections, exhibits, and schedules of this Conveyance unless expressly indicated otherwise.

8.9           Amendment; Waiver.  This Conveyance shall not be modified or changed except in writing signed by both Parties.  No provision of this Conveyance may be waived except in writing signed by the Party granting the waiver.  A waiver of any breach or a failure to enforce any of the terms or conditions of this Conveyance shall not in any way affect, limit, or waive a Party’s rights under this Conveyance at any time to enforce strict compliance thereafter with every term or condition of this Conveyance.

8.10         Successors and Assigns.  Subject to the terms of Article VII, this Conveyance, and the Net Profits Interest created hereby, shall inure to and be binding upon the successors and assigns of WI Owner and Assignees.

EXECUTED on the date first above written.

WI Owner

GULF COAST OIL CORPORATION

By: /s/ Edward R. DeStefano

Edward R. DeStefano

President and Chief Executive Officer

THE STATE OF TEXAS

COUNTY OF HARRIS

This instrument was acknowledged before me on the 20th day of November, 2007, by Edward R. DeStefano, as President and Chief Executive Officer of Gulf Coast Oil Corporation, a Delaware corporation, on behalf of such corporation.

                                                                                                                       /s/ Sharon Mork
      Notary Public – State of Texas

Assignees

VALENS U.S. SPV I, LLC

By:       Valens Capital Management, LLC,
                                          its Investment Manager

By:  /s/ Patrick Regan
Name: Patrick Regan
          Authorized Signatory

VALENS OFFSHORE SPV II, CORP.

By:         Valens Capital Management, LLC,
its Investment Manager

By:  /s/ Patrick Regan
Name: Patrick Regan
          Authorized Signatory
THE STATE OF NEW YORK

COUNTY OF NEW YORK

This instrument was acknowledged before me on the 16th day of November, 2007, by Patrick Regan, as Authorized Signatory of Valens Capital Management, LLC, a Delaware limited liability company, in its capacity as Investment Manager for, respectively, Valens U.S. SPV I, LLC, a Delaware limited liability company, on behalf of such limited liability company, and VALENS OFFSHORE SPV II, CORP., a Delaware corporation, on behalf of such corporation.

/s/ Christian Thomas
Notary Public - State of New York

EXHIBITS

Exhibit A – Subject Interests

Exhibit B – Senior Liens

EXHIBIT A

[Confidential Information Removed]

EXHIBIT B

Attached to and made a part of Conveyance of
Net Profits Overriding Royalty Interest dated
as of November 20, 2007, from Gulf Coast Oil Corporation to
Valens U.S. SPV I, LLC, and Valens Offshore SPV II, Corp.

SENIOR LIENS

1.
Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production, from Gulf Coast Oil Corporation, as Mortgagor, to Eugene Grin, as Trustee, for the benefit of Laurus Master Fund, Ltd., as Mortgagee, dated as of April 26, 2006, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	Atascosa County	Filed on April 27, 2006, under Instrument No. 81631, Official Records

	McMullen County	Filed on April 27, 2006, under Instrument No. 61695 Volume 168 Page 371

2.
UCC-1 Financing Statement reflecting Gulf Coast Oil Corporation, as Debtor, and Laurus Master Fund, Ltd., as Secured Party, relating to the Mortgage dated as of April 26, 2006, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	McMullen County	Filed on April 28, 2006, Volume 168 Page 426

3.
Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Gulf Coast Oil Corporation, as Mortgagor, to Eugene Grin, as Trustee, for the benefit of Laurus Master Fund, Ltd., as Mortgagee, dated as of June 30, 2006, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	Atascosa County	Filed on July 3, 2006, under Instrument No. 83177, Official Records

	McMullen County	Filed on July 3, 2006, under Instrument No. 61899 Volume 170 Page 01

4.
UCC-1 Financing Statement reflecting Gulf Coast Oil Corporation, as Debtor, and Laurus Master Fund, Ltd., as Secured Party, relating to the Mortgage dated as of June 30, 2006, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	Atascosa County	Filed on July 10, 2006, under Instrument No. 83277, Official Records

	McMullen County	Filed on July 3, 2006, Volume 170 Page 92

5.
First Amendment to Amended and Restated Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production from Gulf Coast Oil Corporation, as Mortgagor, to Eugene Grin, as Trustee, for the benefit of Laurus Master Fund, Ltd., as Mortgagee, dated January 30, 2007, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	Atascosa County	Filed on February 5, 2007, under Instrument No. 88090, Official Records

	McMullen County	Filed on February 5, 2007, under Instrument No. 62467 Volume 173 Page 89

6.
UCC-1 Financing Statement reflecting Gulf Coast Oil Corporation, as Debtor, and Laurus Master Fund, Ltd., as Secured Party, relating to the First Amendment dated January 30, 2007, filed and recorded as follows:

	JURISDICTION	FILING DATA

TEXAS

	Atascosa County	Filed on January 10, 2007, under Instrument No. 87556, Official Records